1000 REYNOLDS RD. • CHARLOTTE, MI 48813 • USA

TELEPHONE 517.543.6400 • FACSIMILE 517.543.5403

WEB PAGE – WWW.SPARTANMOTORS.COM

FOR IMMEDIATE RELEASE

Spartan Motors Reports Third Quarter Results; Continued
Profitability and Swift Realignment of its Cost Structure

CHARLOTTE, Michigan, Oct. 22, 2009 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced results for its 2009 third quarter highlighted by continued profitability as a result of the swift actions taken by the company to aggressively realign its cost structure to current volume levels. Net earnings for the quarter were $0.8 million, or $0.02 per share, which includes pre-tax restructuring charges of $0.9 million. Excluding these charges, the adjusted earnings per share would have been $0.04 cents. Consolidated net sales for the quarter were $89.7 million, down 62.2 percent from the same period last year due to the completion of a large-scale defense contract in the prior year’s quarter, coupled with the weaker macroeconomic environment. Despite the lower volume levels, the actions taken by the company allowed it to maintain gross margins at 17.6 percent of sales and reduce operating expenses by 30.4 percent from the same quarter of the prior year. In addition, an increased focus on the balance sheet drove a 115.3 percent increase in the cash balance over second quarter 2009, to end the quarter at $36.3 million.

•	Net sales of $89.7 million
•	Total restructuring charges of $0.9 million
•	Net earnings of $0.02 per diluted share ($0.04 excluding restructuring charges)
•	Gross margin of 17.6 percent of sales vs. 18.1 percent in 3Q08
•	Operating expenses of $14.6 million (a 30.4 percent decline from 3Q08)
•	Ending cash balance of $36.3 million (a 115.3 percent increase over 2Q09)
•	Year-to-date return on invested capital of 9.1 percent
•	Consolidated backlog of $157.5 million

“We are very pleased with our progress in the quarter, and in particular, our ability to maintain margins and continue our history of positive earnings in the face of a significant revenue decline following the conclusion of a large defense contract,” said John Sztykiel, President and CEO of Spartan Motors. “We moved decisively in the quarter to realign our cost structure with current market demand. As a result, we took a significant one-time charge to our financials, which allows us to position the business at the right size and scale to drive continued profitability into the future. We are also starting to see an increase in order volume, with orders up 28.0 percent compared to the 2009 second quarter, which may be an early indication that demand is heading in the right direction.”

Spartan reported net sales of $89.7 million in the 2009 third quarter compared with net sales of $237.5 million in the same quarter of 2008. The majority of the decline was in other products sales, which includes specialty chassis for defense vehicles as well as service, parts and assemblies (SPA) sales. The decline was mostly due to the completion of a large-scale defense vehicle contract in 2008. Spartan’s EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 5.4 percent year-over-year increase in sales for the 2009 third quarter. Sales of fire truck chassis in the quarter also increased 19.9 percent compared to the same period in 2008. Spartan’s chassis sales to the Class A diesel motor home market decreased 29.9 percent year-over-year in the quarter.

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Spartan Motors / Page 2 of 8

Spartan reported consolidated gross margin of 17.6 percent of sales in the third quarter of 2009, comparable to 18.1 percent in the same period in 2008. Spartan attributed its continued strong gross margins to improved product mix from increased sales of fire trucks and SPA and lower commodity costs, offset by $0.2 million in restructuring costs.

Operating expenses for the 2009 third quarter, which include $0.7 million in restructuring charges, declined by $6.4 million, or 30.4 percent, compared to the same period last year. Spartan attributed the improvement to the cost reduction activities taken by the company primarily in the third quarter, which include workforce reductions, plant and operation consolidations and overall improved cost management.

Excluding restructuring charges, adjusted operating income was 2.4 percent of sales and adjusted earnings were $0.04 per share. Including the restructuring charges of $0.9 million incurred during the quarter, earnings were $0.02 per share compared to $0.45 per share during the same period last year.

Spartan reported positive operating cash flow of $30.7 million in the nine months ended Sept. 30, 2009, due to reduced working capital requirements. The company ended the third quarter with $36.3 million in cash and cash equivalents and $15.2 million in long-term debt, a reduction from $74.3 million at Sept. 30, 2008. In the 2009 third quarter, Spartan reduced inventory levels by 3.2 percent and accounts receivable by 36.6 percent compared to levels at Dec. 31, 2008.

Joe Nowicki, Chief Financial Officer, added: “The operating results in the quarter are a preview of where we are moving as a company; to a business model where we can maintain solid gross margins and operating income despite volatile demand, while also strengthening our balance sheet along the way. Moving forward, we are taking further steps to lean out our business, including realigning the company to focus on both market-facing activities that drive value to customers, and leverage activities that drive efficiency and process improvements across the organization.”

On a consolidated basis, Spartan posted a year-to-date return on invested capital (ROIC) of 9.1 percent. Spartan uses ROIC, defined as operating income less taxes, on an annualized basis, divided by total shareholders’ equity, for internal performance benchmarking.

Sztykiel concluded: “As society changes, markets are changing and so are the vehicles they use, which creates opportunities for Spartan to enter and grow in micro-niches, transforming them from commercial to custom. Some of these strategic opportunities are within existing markets with current OEM customers. Others are in new markets, where we can expand organically, such as our recent orders for custom ambulance chassis, or through strategic acquisitions that fit our business model and have immediate positive bottom-line impact. Our improved cost structure is not only allowing us to manage through the current economic challenges, but also facilitates aggressive growth into new and emerging markets in line with our strategic plan.”

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings Per Share and Adjusted Operating Income measures, which are both Non-GAAP financial measures. Adjusted Earnings Per Share and Adjusted Operating Income are calculated by excluding from Earnings Per Share and Operating Income items that we believe to be infrequent or not indicative of our operating performance. For the period covered by this release such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate. We present Adjusted Earnings Per Share and Adjusted Operating Income because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share and Adjusted Operating Income are not measurements of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share or Operating Income under GAAP. Adjusted Earnings Per Share and Adjusted Operating Income have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share and Adjusted Operating Income, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share and Adjusted Operating Income should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share and Adjusted Operating Income only as a supplement.

Spartan Motors / Page 3 of 8

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share and Adjusted Operating Income to Operating Income for the periods indicated.

	Financial Summary (Non-GAAP)
	(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating Income (000s)	$1,200	$22,048	$18,711	$61,570
Add back: Restructuring Charges	909	-	957	-

Adjusted Operating Income	2,109	22,048	19,668	61,570

Earnings per Share - Diluted	$0.02	$0.45	$0.37	$1.21
Add Back: Restructuring Charges	0.02	-	0.02	-

Adjusted Earnings per Share - Diluted	$0.04	$0.45	$0.39	$1.21

Conference Call, Webcast and Roadcast
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

Spartan also will update the financial information on its Roadcast “digital roadshow” for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com on the web and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The company’s brand names – SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM – are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,000 at facilities in Michigan, Pennsylvania, South Carolina and South Dakota. Spartan reported sales of $844.4 million in 2008 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

Spartan Motors / Page 4 of 8

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.” These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. For example, we may encounter unforeseen difficulties and challenges in entering new markets or in pursuing strategic acquisitions. In addition, technical and other complications may arise that could prevent the timely implementation of our plans or that may impact the expected outcome of those plans. As a result, actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: John Sztykiel, CEO, or Joe Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors / Page 5 of 8

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Three Months Ended September 30, 2009 and 2008

	September 30, 2009		September 30, 2008

	(Unaudited)		(Unaudited)

	$–000–%		$–000–%

Sales	89,704		237,461

Cost of Products Sold	73,716		194,496

Restructuring Charges	223

Gross Profit	15,765	17.6	42,965	18.1

Operating Expenses:

Research and Development	4,136	4.6	5,216	2.2

Selling, General and Administrative	9,743	10.9	15,701	6.6

Restructuring Charges	686	0.8

Total Operating Expenses	14,565	16.3	20,917	8.8

Operating Income	1,200	1.3	22,048	9.3

Other Income (Expense):

Interest Expense	(329)	(0.4)	(642)	(0.3)

Interest and Other Income	266	0.4	331	0.2

Total Other Income (Expense)	(63)	0.0	(311)	(0.1)

Earnings before Taxes on Income	1,137	1.3	21,737	9.2

Taxes on Income	388	0.5	7,081	3.0

Net Earnings	749	0.8	14,656	6.2

Basic Net Earnings per Share	0.02		0.45

Diluted Net Earnings per Share	0.02		0.45

Basic Weighted Average Common Shares Outstanding	32,914		32,710

Diluted Weighted Average Common Shares Outstanding	33,126		32,837

Spartan Motors / Page 6 of 8

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Nine Months Ended September 30, 2009 and 2008

	September 30, 2009		September 30, 2008

	(Unaudited)		(Unaudited)

	$–000–%		$–000–%

Sales	329,471		698,076

Cost of Products Sold	262,121		580,733

Restructuring Charges	265

Gross Profit	67,085	20.4	117,343	16.8

Operating Expenses:

Research and Development	13,241	4.0	14,646	2.1

Selling, General and Administrative	34,441	10.5	41,127	5.9

Restructuring Charges	692	0.2

Total Operating Expenses	48,374	14.7	55,773	8.0

Operating Income	18,711	5.7	61,570	8.8

Other Income (Expense):

Interest Expense	(984)	(0.3)	(1,811)	(0.3)

Interest and Other Income	722	0.2	623	0.1

Total Other Income (Expense)	(262)	(0.1)	(1,188)	(0.2)

Earnings before Taxes on Income	18,449	5.6	60,382	8.6

Taxes on Income	6,264	1.9	20,530	2.9

Net Earnings	12,185	3.7	39,852	5.7

Basic Net Earnings per Share	0.37		1.22

Diluted Net Earnings per Share	0.37		1.21

Basic Weighted Average Common Shares Outstanding	32,678		32,559

Diluted Weighted Average Common Shares Outstanding	32,892		32,866

Spartan Motors / Page 7 of 8

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2009	December 31, 2008

	(Unaudited)	(Unaudited)

	$–000–	$–000–

ASSETS
Current assets:
Cash and cash equivalents	$36,254	$13,741
Accounts receivable, net	48,172	75,935
Inventories	83,879	86,648
Deferred income tax assets	7,076	7,076
Taxes receivable	1,089
Deposits on engines	4,457	5,457
Other current assets	2,225	2,606

Total current assets	183,152	191,463

Property, plant and equipment, net	65,815	66,786
Goodwill	2,457	2,457
Deferred income tax assets	241	241
Other assets	999	193

Total assets	$252,664	$261,140

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,326	$21,776
Accrued warranty	4,890	8,352
Accrued compensation and related taxes	5,144	12,136
Accrued vacation	1,957	1,904
Accrued customer rebates	1,583	1,498
Deposits from customers	6,763	9,922
Taxes on income		1,972
Other current liabilities and accrued expenses	4,677	4,584
Current portion of long-term debt	11,513	10,640

Total current liabilities	53,853	72,784

Other non-current liabilities	1,775	1,157

Long-term debt, less current portion	15,172	16,556

Shareholders' equity:
Common stock	329	326
Additional paid in capital	66,387	64,606
Retained earnings	115,148	105,711

Total shareholders' equity	181,864	170,643

Total liabilities and shareholders' equity	$252,664	$261,140

Spartan Motors / Page 8 of 8

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Three and Nine Months Ended September 30, 2009
Unaudited

Three Months Ended September 30, 2009 (amounts in thousands of dollars)

	Business Segments

	Chassis	EVTeam	Other	Consolidated

Fire Truck Chassis Sales	40,352		(10,042)	30,310
Motorhome Chassis Sales	11,071			11,071
EVTeam Product Sales		21,863		21,863
Other Product Sales	26,460			26,460

Total Net Sales	77,883	21,863	(10,042)	89,704

Interest Expense (Income)		426	(97)	329
Depreciation Expense	1,068	238	526	1,832
Segment Net Earnings (Loss)	3,190	(1,201)	(1,240)	749

Nine Months Ended September 30, 2009 (amounts in thousands of dollars)

	Business Segments

	Chassis	EVTeam	Other	Consolidated

Fire Truck Chassis Sales	112,219		(21,325)	90,894
Motorhome Chassis Sales	16,574			16,574
EVTeam Product Sales		70,383		70,383
Other Product Sales	151,620			151,620

Total Net Sales	280,413	70,383	(21,325)	329,471

Interest Expense (Income)		1,320	(336)	984
Depreciation Expense	3,064	692	1,736	5,492
Segment Net Earnings (Loss)	16,635	(1,054)	(3,396)	12,185

Period End Backlog (amounts in thousands of dollars)

	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009

Fire Truck Chassis *	70,815	73,473	98,025	84,840	82,386
Motorhome Chassis *	9,069	5,552	4,365	6,743	9,589
Other Product *	46,038	8,500	55,827	23,030	12,939

Total Chassis	125,922	87,525	158,217	114,613	104,914
EVTeam Product *	73,056	96,383	83,344	72,352	72,615
Intercompany Eliminations	(15,206)	(14,009)	(24,050)	(26,232)	(20,056)

Total Backlog	183,772	169,899	217,511	160,733	157,473

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 8 months or less for fire truck chassis, other product and EVTeam product. Service, parts and accessories were included in the backlog beginning in March 31, 2009.